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                                                                  EXHIBIT 11.01

                             INTERPORE INTERNATIONAL

                      Computations of Net Income Per Share
                      (in thousands, except per share data)
                                   (unaudited)

                                                               Three months ended              Nine months ended
                                                                  September 30,                  September 30,
                                                              ---------------------         -----------------------
                                                               1997           1996           1997             1996
                                                              ------         ------          ------          ------
Net income                                                    $  577         $  127          $  856          $  419
                                                              ======         ======          ======          ======
Calculation of shares used in computing
  net income per share:
   Weighted average common shares outstanding                  6,998          7,035           6,974           7,010
   Weighted average convertible preferred stock                   76            122              77             192
   Common share equivalents outstanding                          332            273             271             320
                                                              ------         ------          ------          ------
Shares used in computing net income per share                  7,406          7,430           7,322           7,522
                                                              ======         ======          ======          ======

Net income per share                                          $  .08         $  .02          $  .12          $  .06
                                                              ======         ======          ======          ======
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